                                                                    EXHIBIT 10.1


                               FIFTH AMENDMENT TO
                          SECOND AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                           POST APARTMENT HOMES, L.P.


         This Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Post Apartment Homes, L.P. (this "Amendment") is entered into as of September 3, 1999, by and among Post GP Holdings, Inc. (the "General Partner"), the Limited Partners of Post Apartment Homes, L.P., Post Properties, Inc., a Georgia corporation ("PPI"), The Times Mirror Company, a Delaware corporation ("Contributor"), and TMCT II, LLC, a Delaware limited liability company ("LLC"). All capitalized terms used herein, and not otherwise defined herein, shall have the meanings given to them in the Second Amended and Restated Agreement of Limited Partnership of Post Apartment Homes, L.P., dated October 24, 1997 as amended to date (the "Partnership Agreement").

         WHEREAS, pursuant to that certain Contribution Agreement dated the date hereof by and among the Contributor, LLC, the General Partner, and PPI (the "Contribution Agreement"), the Contributor desires to contribute $70 million to the Partnership in exchange for which the Operating Partnership will issue preferred partnership interests in the Partnership to LLC as set forth herein; and

         WHEREAS, as provided in Section 12.2 of the Partnership Agreement, the General Partner is authorized to cause the Partnership to issue additional interests in the Partnership in exchange for such contribution.

         NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         Section 1.        Contribution.

         Contributor hereby contributes to the Partnership $70 million as a contribution to the capital of the Partnership.

         Section 2.        Issuance of Series D Preferred Partnership Units.

         In consideration of the contribution to the Partnership pursuant to
Section 1 hereof, the Partnership hereby issues to LLC 2,800,000 Series D Preferred Partnership Units (as defined herein). Exhibit I to the Partnership Agreement, attached hereto, is hereby inserted into the


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Partnership Agreement. LLC hereby agrees that it shall have the rights provided for in Exhibit I and Section 8.6.F to the Partnership Agreement and that it shall not have any rights with respect to the "Redemption Rights" provided for in Section 8.6.A through 8.6.E and Exhibit E to the Partnership Agreement.

         Section 3.        Definitions.

         In addition to those terms defined in the Partnership Agreement, the following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in the Partnership Agreement and in this Amendment:

                  "Series D Preferred Partnership Unit" means a Partnership Unit issued by the Partnership to LLC in consideration of the contribution by the Contributor to the Partnership of $70 million. The Series D Preferred Partnership Units shall constitute Preferred Partnership Units. The Series D Preferred Partnership Units shall have the voting powers, designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as are set forth in Exhibit I attached hereto.

                  "Series D Preferred Stock" means the 8% Series D Cumulative Redeemable Preferred Stock, par value $.01 per share, having a liquidation preference equal to $25.00 per share issued by PPI.

         Section 4.        Allocations

         Article 6 of the Partnership Agreement is hereby deleted in its entirety and the following is substituted therefor:

                                   ARTICLE 6
                                  ALLOCATIONS

                  Section 6.1       Allocations For Capital Account Purposes

         For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Exhibit B hereof) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

                  A. Net Income. After giving effect to the special allocations set forth in Section 1 of Exhibit C, Net Income shall be allocated in the following manner and order of priority:

                  (1) To the General Partner until the cumulative allocations of Net Income under this Section 6.1.A.(1) equal the cumulative Net Losses allocated to the General Partner under Section 6.1.B.(5) hereof.


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                  (2)      To those Partners who have received allocations of
                  Net Loss under Section 6.1.B.(4) hereof until the cumulative allocations of Net Income under this Section 6.1.A.(2) equal such cumulative allocations of Net Loss (such allocation of Net Income to be in proportion to the cumulative allocations of Net Loss under such section to each such Partner).

                  (3) To the Partners holding Preferred Partnership Units until the cumulative allocations of Net Income under this
                  Section 6.1.A.(3) equal the cumulative allocations of Net Loss to such Partners under Section 6.1.B.(3) hereof (such allocation of Net Income to be in proportion to the cumulative allocations of Net Loss under such section to each such Partner).

                  (4) To those Partners who have received allocations of Net Loss under Section 6.1.B.(2) hereof until the cumulative allocations of Net Income under this Section 6.1.A.(4) equal such cumulative allocations of Net Loss (such allocation of Net Income to be in proportion to the cumulative allocations of Net Loss under such section to each such Partner).

                  (5) To the Partners until the cumulative allocations of Net Income under this Section 6.1.A.(5) equal the cumulative allocations of Net Loss to such Partners under Section 6.1.B.(1) hereof (such allocation of Net Income to be in proportion to the cumulative allocations of Net Loss under such section to each such Partner).

                  (6) Any remaining Net Income shall be allocated to the Partners who hold Common Partnership Units in proportion to their respective Percentage Interests with respect to Common Partnership Units.

                           B. Net Losses. After giving effect to the special allocations set forth in Section 1 of Exhibit C, Net Losses shall be allocated to the Partners as follows:

                           (1) To the Partners who hold Common Partnership Units in accordance with their respective Percentage Interests held with respect to Common Partnership Units, except as otherwise provided in this Section 6.1.B.

                           (2) To the extent that an allocation of Net Loss under Section 6.1.B.(1) would cause a Partner to have an Adjusted Capital Account Deficit at the end of such taxable year (or increase any existing Adjusted Capital Account Deficit of such Partner), such Net Loss shall instead be allocated to those Partners, if any, for whom such allocation of Net Loss would not cause or increase an Adjusted Capital Account Deficit. Solely for purposes of this Section 6.1.B.(2), the Adjusted Capital Account Deficit shall be determined (i) in the case of Partners holding Preferred Partnership Units, without regard to the amount credited to such Partners' respective Capital Accounts for the aggregate Liquidation Preference


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                           Amount attributable to Preferred Partnership Units
                           and without regard to any deemed deficit restoration obligation of the General Partner recognized under Regulations Section 1.704-1(b)(2)(ii)(c)(2), and
                           (ii) in the case of an Electing Partner, Principal or a Principal-Controlled Partnership, without regard to such Partner's deficit Capital Account restoration obligation under Section 13.3 hereof. The Net Loss allocated under this Section 6.1.B.(2) shall be allocated among the Limited Partners who may receive such allocation in proportion to their respective Percentage Interests in Common Partnership Units, but for any particular Limited Partner not in excess of the maximum amount of Net Loss that could be allocated to such Partner without causing such Partner to have an Adjusted Capital Account Deficit.

                           (3) Any remaining Net Loss that cannot be allocated under Sections 6.1.B.(1) and (2) hereof shall be allocated to the Partners holding Preferred Partnership Units in proportion to their respective Percentage Interests with respect to Preferred Partnership Units, to the extent that such allocation of Net Loss would not cause or increase an Adjusted Capital Account Deficit of such Partners determined, in the case of the General Partner, without regard to any deemed deficit restoration obligation of the General Partner recognized under Regulations Section 1.704-1(b)(2)(ii)(c)(2).

                           (4) Any remaining Net Loss shall be allocated to the Electing Partners, Principals and the Principal-Controlled Partnerships who may receive such allocation without causing an Adjusted Capital Account Deficit as to such Partner, in proportion to their respective Percentage Interests in Common Partnership Units; provided that if, after the death of a Control Person (as defined in Section 13.3.F hereof) or Principal, an election is made on behalf of the applicable Electing Partner, Principal or Principal-Controlled Partnership under Section 13.3 hereof to eliminate or reduce its deficit Capital Account restoration obligation under Section 13.3 hereof, Net Losses shall not be allocated to such Partner to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or would increase any existing Adjusted Capital Account Deficit of such Partner) as of the end of such taxable year, and instead shall be allocated to those Electing Partners, Principals and Principal-Controlled Partnerships as to whom the foregoing limitation does not apply, in proportion to their respective Percentage Interests in Common Partnership Units.

                           (5) Any remaining Net Loss shall be allocated to the General Partner.

                           C.       For purposes of Regulations Section
                  1.752-3(a), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (i) the amount of Partnership Minimum Gain, and (ii) the total amount of Nonrecourse Built-in Gains shall be allocated among the Partners in accordance with their respective Percentage Interests in Common Partnership Units.


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                           D.       Any gain allocated to the Partners upon the
                  sale or other taxable disposition of any Partnership asset shall to the extent possible, after taking into account other required allocations of gain pursuant to Exhibit C, be characterized as Recapture Income in the same proportions and to the same extent as such Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

                  Section 5.        Exhibits to Partnership Agreement.

                           (a) Exhibit C to the Partnership is hereby deleted in its entirety and the attached Exhibit C is substituted therefor.

                           (b) The Partnership Agreement is hereby amended by attaching thereto as Exhibit I the
                                    Exhibit I attached hereto.


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         IN WITNESS WHEREOF, the parties hereto have executed the Amendment under seal as of the date first written above.

                                        GENERAL PARTNER:

                                        POST GP HOLDINGS, INC.,
                                        a Georgia corporation


                                        By: /s/ R. Byron Carlock, Jr.
                                            ---------------------------------
                                            Name:  R. Byron Carlock, Jr.
                                            Title: Executive Vice President


                                        Attest: /s/ Sherry W. Cohen
                                                -----------------------------
                                                Name:  Sherry W. Cohen
                                                Title: Executive Vice President


                                        LIMITED PARTNERS:

                                        POST LP HOLDINGS, INC.,
                                        a Georgia corporation,
                                        as attorney-in-fact for the
                                        Limited Partners

                                        By: /s/ R. Byron Carlock, Jr.
                                            ---------------------------------
                                            Name:  R. Byron Carlock, Jr.
                                            Title: Executive Vice President


                                        Attest: /s/ Sherry W. Cohen
                                                -----------------------------
                                                Name:  Sherry W. Cohen
                                                Title: Executive Vice President


                                        CONTRIBUTOR:

                                        THE TIMES MIRROR COMPANY


                                        By: /s/ Roger H. Molvar
                                            ---------------------------------
                                            Name:  Roger H. Molvar
                                            Title: Senior Vice President


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                                        LLC:

                                        TMCT II, LLC

                                        By:  The Times Mirror Company,
                                             its Managing Member


                                        By: /s/ Roger H. Molvar
                                            ---------------------------------
                                            Name:  Roger H. Molvar
                                            Title: Senior Vice President


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                                        PPI:

                                        POST PROPERTIES, INC.


                                        By: /S/ R. Byron Carlock, Jr.
                                            ---------------------------------
                                            Name:  R. Byron Carlock, Jr.
                                            Title: Executive Vice President


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                                                                       EXHIBIT C

                            SPECIAL ALLOCATION RULES



1.       Special Allocation Rules

         Notwithstanding any other provision of the Agreement or this Exhibit C, the following special allocations shall be made in the following order:

         A.       Minimum Gain Chargeback. Notwithstanding the provisions of
Section 6.1 of the Agreement or any other provisions of this Exhibit C, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Partner shall be specially allocated items of Partnership gross income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 1.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and for purposes of this Section 1.A only, each Partner's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of this Agreement with respect to such Partnership Year and without regard to any decrease in Partner Minimum Gain during such Partnership Year.

         B. Partner Minimum Gain Chargeback. Notwithstanding any other provision of Section 6.1 of the Agreement or any other provisions of this Exhibit C (except Section 1.A hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations
Section 1.704-2(i)(5), shall be specially allocated items of Partnership gross income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This
Section 1.B is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 1.B, each Partner's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit C with respect to such Partnership Year, other than allocations pursuant to Section 1.A hereof.

         C. Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
1.704-1(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 1.A and 1.B hereof, such Partner has an Adjusted Capital Account Deficit, items of Partnership gross income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible.

         D. Nonrecourse Deductions. Nonrecourse Deductions for any Partnership Year shall be allocated to the Partners in accordance with their respective Percentage Interests in Common Partnership Units. If the General Partner determines in its good faith discretion that Nonrecourse Deductions for any Partnership Year must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio for such Partnership Year to the numerically closest ratio which does satisfy such requirements.

         E. Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(2).

         F. Priority Allocation With Respect To Preferred Partnership Units. All or a portion of the remaining items of Partnership gross income or gain for the Partnership Year, if any, shall be specially allocated to the Partners holding Preferred Partnership Units in an amount equal to the excess, if any, of the cumulative distributions received by each such Partner pursuant to Section 5.1(i) hereof for the current Partnership Year and all prior Partnership Years (other than any distributions that are treated as being in satisfaction of the Liquidation Preference Amount for any Preferred Partnership Units) over the cumulative allocations of Partnership gross income and gain to such Partner under this Section 1.F for all prior Partnership Years (such allocations being made in proportion to the respective excess amounts for each such Partner). For purposes of making the priority allocation required by this
Section 1.F., all Partnership distributions payable in respect of any series of Preferred Partnership Units which are declared by the General Partner on or before the end of a Partnership Year but which are paid after the end of such Partnership Year shall be deemed to have been paid on the last day of such Partnership Year.

         G. Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.


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2.       Allocations for Tax Purposes

         A. Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

         B. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, and deduction shall be allocated for federal income tax purposes among the Partners as follows:

                  1. In the case of a Contributed Property, such items attributable thereto shall be allocated

                           a. among the Partners in a manner consistent with the principles of Section 704(c) of the Code that takes into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution; and

                           b. any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

                  2. In the case of an Adjusted Property, such items attributable thereto shall be allocated,

                           a. first, among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Exhibit B;

                           b. second, in the event such property was originally a Contributed Property, among the Partners in a manner consistent with
                                    Section 2.B.(1) of this Exhibit C; and

                           c. any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to
                                    Section 6.1 of the Agreement and Section 1 of this Exhibit C.


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                  3.       All other items of income, gain, loss and deduction
                           shall be allocated among the Partners in the same manner as their correlative item of "book" gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

         C. To the extent Regulations promulgated pursuant to Section 704(c) of the Code permit a partnership to utilize alternative methods to eliminate the disparities between the agreed value of property and its adjusted basis (including, without limitation, the implementation of curative allocations), the General Partner shall have the authority to elect the method to be used by the Partnership and such election shall be binding on all Partners.

         Without limiting the foregoing, the General Partner shall take all steps (including, without limitation, implementing curative allocations) that it determines are necessary or appropriate to ensure that the amount of taxable gain required to be recognized by the General Partner upon a disposition by the Partnership of any Contributed Property or Adjusted Property does not exceed the sum of (i) the gain that would be recognized by the General Partner if such Property had an adjusted tax basis at the time of disposition equal to the 704(c) Value of such property; plus (ii) the deductions for depreciation, amortization or other cost recovery actually allowed to the General Partner with respect to such property for federal income tax purposes (after giving effect to the "ceiling rule").


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                                                                      EXHIBIT I

         DESIGNATION OF THE VOTING POWERS, DESIGNATION, PREFERENCES AND
         RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS AND
                 QUALIFICATIONS , LIMITATIONS AND RESTRICTIONS
                                     OF THE
                      SERIES D PREFERRED PARTNERSHIP UNITS

Section 1.1 Designation and Number. A series of Partnership Units in the Partnership designated as 8% Series D Cumulative Redeemable Preferred Units (the "Series D Preferred Units") is hereby established. The number of Series D Preferred Units shall be 2,800,000.

Section 1.2       Distributions.

A. Payment of Distributions. Subject to the rights of holders of Parity Preferred Units as to the payment of distributions, pursuant to Section 1.2.C. of Exhibit I, holders of Series D Preferred Units will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Available Cash, cumulative preferential cash distributions at the rate per annum of 8% of the original Capital Contribution per Series D Preferred Unit. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable (A) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the last day of the quarterly periods set forth in this clause (A) and not calendar quarters) in arrears on the 1st day of each of March, June, September and December of each year, commencing on December 1, 1999, and (B) in the event of
(i) an exchange of Series D Preferred Units into REIT Series D Preferred Shares, or (ii) a redemption of Series D Preferred Units, on the exchange date or redemption date, as applicable (each a "Series D Preferred Unit Distribution Payment Date"). The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such period to ninety (90) days. If any date on which distributions are to be made on the Series D Preferred Units is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series D Preferred Units will be made to the holders of record of the Series D Preferred Units on the relevant record dates, which will be fifteen (15) days prior to the relevant Preferred Unit Distribution Payment Date (the "Series D Preferred Unit Partnership Record Date").

B. Distributions Cumulative. Distributions on the Series D Preferred Units will accrue whether or not declared, whether or not the terms and provisions of any agreement of the Partnership at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series D Preferred Units will accumulate as of the Preferred Unit Distribution Payment Date on which they first become payable. Accumulated and unpaid distributions will not bear interest.

C.       Priority as to Distributions.

                  (i) So long as any Series D Preferred Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to Junior Units, nor shall any cash or other property (other than capital stock of PPI which corresponds in ranking to the Partnership Interests being acquired) be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series D Preferred Units, any Parity Preferred Units or any Junior Units, unless, in each case, all distributions accumulated on all Series D Preferred Units and all classes and series of outstanding Parity Preferred Units have been paid in full. The foregoing sentence will not prohibit (a) distributions payable solely in Junior Units, (b) the exchange or conversion of Junior Units or Parity Preferred Units into Partnership Interests of the Partnership ranking junior to the Series D Preferred Units as to distributions and rights upon involuntary or voluntary liquidation, dissolution or winding up of the Partnership, or (c) the redemption of Partnership Interests corresponding to capital stock to be purchased by the General Partner or PPI to preserve PPI's status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding purchase.

                  (ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series D Preferred Units, all distributions authorized and declared on the Series D Preferred Units and all classes or series of outstanding Parity Preferred Units shall be authorized and declared so that the amount of distributions authorized and declared per Series D Preferred Unit and such other classes or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Series D Preferred Unit and such other classes or series of Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such classes or series of Parity Preferred Units do not have cumulative distribution rights) bear to each other.

D. No Further Rights. Holders of the Series D Preferred Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.


Section 1.3       Liquidation Proceeds.

A. Dissolution, Liquidation, Winding-Up. Upon the voluntary or involuntary dissolution, liquidation or winding-up of the Partnership, the holders of the Series D Preferred Units then outstanding, shall be entitled to receive and to be paid out of the assets of the Partnership available for distribution to its partners, before any payment or distribution shall be


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

made on any Junior Units, the amount of $25.00 per Series D Preferred Unit, plus accrued and unpaid quarterly distributions thereon.

B. Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage prepaid, not less than 30 days and not more that 60 days prior to the payment date stated therein, to each record holder of the Series D Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

C. No Further Rights. After the payment to the holders of the Series D Preferred Units of the full preferential amounts provided for herein, the holders of the Series D Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

D. Ratable Distribution. If, upon any voluntary or involuntary dissolution, liquidation, or winding-up of the Partnership, the amounts payable with respect to the preference value of the Series D Preferred Units and any other Preferred Units of the Partnership ranking as to any such distribution on a parity with the Series D Preferred Units are not paid in full, the holders of the Series D Preferred Units and of such other Preferred Units will share ratably in any such distribution of assets of the Partnership in proportion to the full respective preference amounts to which they are entitled.

E. Consolidation, Merger or other Transactions. Neither the sale, lease or conveyance of all or substantially all of the property or business of the Partnership, nor the merger or consolidation of the Partnership into or with any other entity or the merger or consolidation of any other entity into or with the Partnership, shall be deemed to be a dissolution, liquidation or winding-up, voluntary or involuntary, for the purposes hereof.

Section 1.4       Optional Redemption.

A. Right of Optional Redemption. The Series D Preferred Units may not be redeemed prior to September 3, 2004. On or after such date, the Partnership shall have the right to redeem the Series D Preferred Units of any holder thereof, in whole or in part, at any time or from time to time, upon not less than 30 days nor more than 60 days written notice, at a redemption price, payable in cash, equal to the Capital Account balance of such holder of Series D Preferred Units (the "Series D Redemption Price"); provided, however, that no redemption pursuant to this Section 1.4 of Exhibit I will be permitted if the Series D Redemption Price does not equal or exceed the original Capital Contribution of such holder plus the cumulative Series D Priority Return to the redemption date to the extent not previously distributed. If fewer than all of the outstanding Series D Preferred Units are to be redeemed, the Series D Preferred Units to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units).

B.       Limitation on Redemption.

                  (i) The Series D Redemption Price of the Series D Preferred Units (other than the portion thereof consisting of accumulated but unpaid distributions) will be payable solely out of the sale proceeds of capital stock of PPI, which will be contributed by PPI to the Partnership as an additional capital contribution, or out of the sale of limited partner interests in the Partnership and from no other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Stock and Preferred Stock (as such terms are defined in the Articles of Incorporation)), shares, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                  (ii) The Partnership may not redeem fewer than all of the outstanding Series D Preferred Units unless all accumulated and unpaid distributions have been paid on all Series D Preferred Units for all quarterly distribution periods terminating on or prior to the date of redemption; provided, however, that the foregoing shall not prevent the redemption of Series D Preferred Units to preserve the Corporation's REIT status.

C.       Procedures for Redemption.

                  (i) Notice of redemption will be (i) faxed, and (ii) mailed by the Partnership, by first class mail, postage prepaid, not less than 30 days nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series D Preferred Units at their respective addresses as they appear on the records of the Partnership. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series D Preferred Units except as to the holder to whom such notice was defective or not given. In addition to any information required by law, each such notice shall state: (a) the redemption date, (b) the Series D Redemption Price, (c) the aggregate number of Series D Preferred Units to be redeemed and if fewer than all of the outstanding Series D Preferred Units are to be redeemed, the number of Series D Preferred Units to be redeemed held by such holder, which number shall equal such holder's pro rata share (based on the percentage of the aggregate number of outstanding Series D Preferred Units that the total number of Series D Preferred Units held by such holder represents) of the aggregate number of Series D Preferred Units to be redeemed, (d) the place or places where such Series D Preferred Units are to be surrendered for payment of the Series D Redemption Price, (e) that distributions on the Series D Preferred Units to be redeemed will cease to accumulate on such redemption date, and (f) that payment of the Series D Redemption Price will be made upon presentation and surrender of such Series D Preferred Units.

                  (ii) If the Partnership gives a notice of redemption in respect of Series D Preferred Units then, by 12:00 noon, New York City time, on the redemption date, the Partnership will deposit irrevocably in trust for the benefit of the holders of the Series D Preferred Units being redeemed funds sufficient to pay the applicable Series D Redemption Price and will give irrevocable instructions and authority to pay such Series D Redemption Price to the holders of the Series D Preferred Units upon surrender of the Series D Preferred Units by such holders at the place designated in the notice of redemption. On and after the date of redemption, distributions will cease to accumulate on the Series D Preferred Units or portions thereof called for redemption, unless the Partnership defaults in the payment thereof. If any date fixed for redemption of Series D Preferred Units is not a Business Day, then payment of the Series D Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Series D Redemption Price is improperly withheld or refused and not paid by the Partnership, distributions on such Series D Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Series D Redemption Price.

Section 1.5       Voting Rights.

A. General. Holders of the Series D Preferred Units will not have any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners, except as set forth below and in Section 14.1 of this Agreement.

B. Certain Voting Rights. So long as any Series D Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least two-thirds of the Series D Preferred Units outstanding at the time (i) authorize or create, or increase the authorized or issued amount of, any class or series of Partnership Interests ranking senior to the Series D Preferred Units with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any Partnership Interests of the Partnership into any such senior Partnership Interest, or create, authorize or issue any obligations or securities convertible into or evidencing the right to purchase any such senior Partnership Interests, (ii) issue any Parity Preferred Interests or any obligations or securities convertible into or evidencing the right to purchase any such Partnership Interests to an Affiliate of the Partnership, provided that the limitation in this subparagraph (ii) shall not apply to (a) a transaction approved by a majority of the disinterested directors of PPI upon terms no more favorable to such Affiliate than the Partnership would be willing to offer an unrelated party in an arm's length transaction or (b) an issuance to PPI, to the extent the issuance of such interests was to allow PPI to issue corresponding preferred stock to persons who are not Affiliates of the Partnership, (iii) either consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity or amend, alter or repeal the provisions of this Agreement (including, without limitation, this Exhibit I), whether by merger, consolidation or otherwise, in each case in a manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series D Preferred Units or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (iii) above, so long as (a) the Partnership is the surviving entity and the Series D Preferred Units remain outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state and substitutes, for the Series D Preferred Units, other interests in such entity having substantially the same terms and rights as the Series D Preferred Units, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series D Preferred Units; and provided further that any increase in the amount of Partnership Interests or the creation or issuance of any other class or series of Partnership Interests, in each case ranking either (a) junior to the Series D Preferred Units with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up or (b) on a parity with the Series D Preferred Units with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up (provided that such event shall also be approved in accordance with, or meet the requirements of, subparagraph (ii) above, if necessary) shall not be deemed to materially and adversely affect such powers, special rights, preferences, privileges or voting powers.

                  In addition to the foregoing, the Partnership will not (x) enter into any contract, mortgage, loan or other agreement that prohibits or restricts, or has the effect of prohibiting or materially restricting, the ability of a Series D Limited Partner to exercise its rights set forth herein to effect in full an exchange or redemption pursuant to Section 1.7 of Exhibit I, except with the written consent of such Series D Limited Partner.

C. No General Partner Voting Rights. Notwithstanding anything to the contrary in this Exhibit I, in no event shall the General Partner or any of its Affiliates have any voting, consent or approval rights in respect of any Series D Preferred Units it or they may hold, and any percentage or portion of outstanding Series D Preferred Units that may be required hereunder for any vote, consent or approval of holders thereof shall be determined as if all Series D Preferred Units then held by the General Partner or any of its Affiliates were not outstanding.


Section 1.6       Transfer Restrictions.

         The Series D Preferred Units shall not be subject to the provisions of
Section 11.3.A of this Agreement; provided, however, that the Series D Preferred Units shall be subject to the transfer restrictions described in Sections 11.3.C, 11.3.D and 11.3.E of this Agreement. No transfer of the Series D Preferred Units is permitted without the consent of the General Partner, which consent may be given or withheld in its sole and absolute discretion, if such transfer would result in more than 70 partners holding all outstanding Series D Preferred Units within the meaning of Section II.A. of Internal Revenue Service Notice 88-75 (1988-2 C.B. 386). In addition, no transfer may be made to any person if such transfer would cause the exchange of the Series D Preferred Units for REIT Series D Preferred Shares, as provided herein, to be required to be registered under the Securities Act, or any state securities laws. Notwithstanding anything in this Agreement to the contrary, the Series D Preferred Units shall be freely transferable to LLC, which shall upon such transfer be admitted as a Limited Partner hereunder.

Section  1.7      Exchange Rights.

A.       Right to Exchange.

                  (i) The Series D Preferred Units will be exchangeable in whole but not in part unless expressly otherwise provided herein, at any time on or after the September 3, 2009 at the option of holders of more than 50% of all outstanding Series D Preferred Units, for authorized but previously unissued REIT Series D Preferred Shares at an exchange rate of one REIT Series D Preferred Share from PPI for one Series D Preferred Unit, subject to adjustment as described below (the "Series D Exchange Price"), provided that the Series D Preferred Units will become exchangeable at any time, in whole but not in part, unless expressly otherwise provided herein, at the option of holders of more than 50% of all outstanding Series D Preferred Units for REIT Series D Preferred Shares, if:

         (y) at any time full distributions shall not have been timely made on any Series D Preferred Unit with respect to six (6) prior quarterly distribution periods, whether or not consecutive, provided, however, that a distribution in respect of Series D Preferred Units shall be considered timely made if made within two (2) Business Days after the Series D Preferred Unit Distribution Payment Date if at the time of such late payment there shall not be any prior quarterly distribution periods in respect of which full distributions were not timely made (giving effect to the operation of this Section 1.7.A(i)(y) of Exhibit
         I), or

         (z) upon receipt by a holder or holders of Series D Preferred Units of
         (A) notice from the General Partner that the General Partner or a Subsidiary of the General Partner has become aware of facts that will or likely will cause the Partnership to become a PTP and (B) an opinion rendered by an outside nationally recognized independent counsel familiar with such matters addressed to a holder or holders of Series D Preferred Units, that the Partnership is or likely is, or upon the occurrence of a defined event in the immediate future will be or likely will be, a PTP.

In addition, the Series D Preferred Units may be exchanged for REIT Series D Preferred Shares, in whole but not in part unless expressly otherwise provided herein, at the option of holders of more than 50% of all outstanding Series D Preferred Units prior to September 3, 2009 and on and after September 3, 2002 if such holders of Series D Preferred Units shall deliver to the General Partner either (i) a private ruling letter addressed to such holder of Series D Preferred Units or (ii) an opinion of independent counsel reasonably acceptable to the General Partner based on the enactment of temporary or final Treasury Regulations since the date of Closing or the publication of a Revenue Ruling since the date of Closing, in either case to the effect that an exchange of the Series D Preferred Units at such earlier time would not cause the Series D Preferred Units to be considered "stock and securities" within the meaning of
Section 351(e) of the Code for purposes of determining whether the holder of such Series D Preferred Units is an "investment company" under Section 721(b) of the Code if an exchange is permitted at such earlier date.

Furthermore, the Series D Preferred Units, if LLC so determines, may be exchanged in whole but not in part (regardless of whether held by LLC) for REIT Series D Preferred Shares (but only if the exchange in whole may be accomplished consistently with the ownership limitations set forth under the Articles of Incorporation (taking into account exceptions thereto)), if (1) LLC concludes based on results or projected results that there exists (in the reasonable judgment of LLC) an imminent and substantial risk that LLC's interest in the Partnership represents or will represent more than 18.0% of the total profits of or capital interests in the Partnership for a taxable year,
(2) LLC delivers to the General Partner an opinion of nationally recognized independent counsel, reasonably acceptable to the General Partner to the effect that there is a substantial risk that its interest in the Partnership does not or will not satisfy the 18.0% limit and (3) the General Partner agrees with the conclusions referred to in clauses (1) and (2) of this sentence, such agreement not to be unreasonably withheld.

                  (ii) Notwithstanding anything to the contrary set forth in Section 1.7.A(i) of Exhibit I, if a Series D Exchange Notice (as defined herein) has been delivered to the General Partner, then the General Partner may, at its option, within ten (10) Business Days after receipt of the Series D Exchange Notice, elect to cause the Partnership to redeem all or a portion of the outstanding Series D Preferred Units for cash in an amount equal to the original Capital Contribution per Series D Preferred Unit and all accrued and unpaid distributions thereon to the date of redemption. If the General Partner elects to redeem fewer than all of the outstanding Series D Preferred Units, the number of Series D Preferred Units held by each holder to be redeemed shall equal such holder's pro rata share (based on the percentage of the aggregate number of outstanding Series D Preferred Units that the total number of Series D Preferred Units held by such holder represents) of the aggregate number of Series D Preferred Units being redeemed.

                  (iii) In the event an exchange of all Series D Preferred Units pursuant to Section 1.7.A of Exhibit I would violate the provisions on ownership limitation of PPI set forth in the Articles of Incorporation with respect to REIT Series D Preferred Shares, each holder of Series D Preferred Units shall be entitled to exchange, pursuant to the provisions of Section 1.7.B of Exhibit I, a number of Series D Preferred Units which would comply with the provisions on the ownership limitation of PPI set forth in the Articles of Incorporation, with respect to such holder, and any Series D Preferred Units not so exchanged (the "Series D Excess Units") shall be redeemed by the Partnership for cash in an amount equal to the original Capital Contribution per Series D Excess Unit, plus any accrued and unpaid distributions thereon to the date of redemption subject to any restriction thereon contained in any debt instrument or agreement of the Partnership.

In the event an exchange would result in Series D Excess Units, as a condition to such exchange, each holder of such units agrees to provide such representations and covenants reasonably requested by PPI relating to (i) the widely held nature of the interests in such holder, sufficient to assure PPI that the holder's ownership of stock of PPI (without regard to the limits described above) will not cause any individual to own in excess of 6% of the stock of PPI to the extent the holder can reasonably make such representation; and (ii) to the extent such holder can so represent and covenant without obtaining information from its owners (other than its direct or indirect parent corporation, partnership or limited liability company and not the holders of any interests in such parent), the holder's ownership of tenants of the Partnership and its affiliates.

To the extent the General Partner would not be able to pay the cash set forth above in exchange for the Series D Excess Units, and to the extent consistent with the Articles of Incorporation, PPI agrees that it will grant to the holders of the Series D Preferred Units exceptions to the Ownership Limit set forth in the Articles of Incorporation sufficient to allow such holders to exchange all of their Series D Preferred Units for REIT Series D Preferred Shares, provided such holders furnish to PPI representations acceptable to PPI in its sole and absolute discretion which assure PPI that such exceptions will not jeopardize PPI's tax status as a REIT for purposes of federal and applicable state law.

Notwithstanding any provision of this Agreement to the contrary, no Series D Limited Partner shall be entitled to effect an exchange of Series D Preferred Units for REIT Series D Preferred Shares to the extent that ownership or right to acquire such shares would cause the Partner or any other Person or, in the opinion of counsel selected by PPI, may cause PPI to become "closely held" within the meaning of Section 856(h) of the Code. To the extent any such attempted exchange for REIT Series D Preferred Shares would be in violation of the previous sentence, it shall be void ab initio and such Series D Limited Partner shall not acquire any rights or economic interest in the REIT Series D Preferred Shares otherwise issuable upon such exchange.


                  (iv) The redemption of Series D Preferred Units described in
Section 1.7.A(ii) of Exhibit I and (iii) shall be subject to the provisions of
Section 1.4.B(i) of Exhibit I and Section 1.4.C(ii) of Exhibit I; provided, however, that the term "Series D Redemption Price" in such Sections 1.4.B(i) and 1.4.C(ii) shall be read to mean the original Capital Contribution per Series D Preferred Unit being redeemed plus all accrued and unpaid distributions to the redemption date.

B.       Procedure for Exchange and/or Redemption of Series D Preferred Units.

                  (i) Any exchange shall be exercised pursuant to a notice of exchange (the "Series D Exchange Notice") delivered to the General Partner by holders of more than 50% of the outstanding Series D Preferred Units (a) by fax and (b) by certified mail, postage prepaid. The General Partner may effect any exchange of Series D Preferred Units, or exercise its option to redeem any portion of the Series D Preferred Units for cash pursuant to Section 1.7.A(ii) of Exhibit I or redeem Series D Excess Units pursuant to Section 1.7.A(iii) of
Exhibit I, by delivering to each holder of record of Series D Preferred Units, within ten (10) Business Days following receipt of the Series D Exchange Notice,

                           (a)      if the General Partner elects to exchange
any of the Series D Preferred Units then outstanding, (1) certificates representing the REIT Series D Preferred Shares being issued in exchange for the Series D Preferred Units of such holder being exchanged and (2) a written notice (a "Series D Redemption Notice") stating (A) the redemption date, which may be the date of such Redemption Notice, (B) the redemption price, (C) the place or places where the Series D Preferred Units are to be surrendered and
(D) that distributions on the Series D Preferred Units will cease to accrue on such redemption date, or

                           (b)      if the General Partner elects to cause the
Partnership to redeem all of the Series D Preferred Units then outstanding in exchange for cash, a Series D Redemption Notice. Series D Preferred Units shall be deemed canceled (and any corresponding Partnership Interest represented thereby deemed terminated) simultaneously with the delivery of shares of REIT Series D Preferred Shares (with respect to Series D Preferred Units exchanged) or simultaneously with the redemption date (with respect to Series D Preferred Units redeemed).

Notwithstanding anything to the contrary contained herein, any and all Series D Preferred Units to be exchanged for REIT Series D Preferred Stock pursuant to this Section 1.7 of Exhibit I shall be so exchanged in a single transaction at one time. As a condition to exchange, PPI may require the holders of Series D Preferred Units to make such representations as may be reasonably necessary for PPI to establish that the issuance of REIT Series D Preferred Shares pursuant to the exchange shall not be required to be registered under the Securities Act or any state securities laws. Any REIT Series D Preferred Shares issued pursuant to this Section 1.7 of Exhibit I shall be delivered as shares which are duly authorized, validly issued, fully paid and nonassessable, free of any pledge, lien, encumbrance or restriction other than those provided in the Articles of Incorporation, the Bylaws of PPI, the Securities Act and relevant state securities or blue sky laws.

                  The certificates representing the REIT Series D Preferred Shares issued upon exchange of the Series D Preferred Units shall contain the following legend:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND ANY APPLICABLE STATE SECURITIES LAWS OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER OF THE SHARES REPRESENTED HEREBY, OR OTHER EVIDENCE SATISFACTORY TO THE CORPORATION, THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS THEREUNDER AND ANY APPLICABLE STATE SECURITIES LAWS.

                  (ii) In the event of an exchange of Series D Preferred Units for REIT Series D Preferred Shares, on and after the date of exchange, distributions on any Series D Preferred Units tendered for exchange shall continue to accrue on such Series D Preferred Units, which shall remain outstanding following such exchange, with the General Partner as the holder of such Series D Preferred Units. Notwithstanding anything to the contrary set forth herein, in no event shall a holder of a Series D Preferred Unit that was validly exchanged for REIT Series D Preferred Shares pursuant to this section (other than the General Partner then holding such Series D Preferred Unit), receive a distribution out of Available Cash of the Partnership, if such holder, after exchange, is entitled to receive a distribution out of Available Cash with respect to the REIT Series D Preferred Shares for which such Series D Preferred Unit was exchanged or redeemed.

                  (iii) Fractional REIT Series D Preferred Shares are not to be issued upon exchange but, in lieu thereof, the General Partner will pay a cash adjustment based upon the fair market value of the REIT Series D Preferred Shares on the day prior to the exchange date as determined in good faith by the Board of Directors of the General Partner.

C. Adjustment of Series D Exchange Price. In case PPI shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of PPI's capital stock or sale of all or substantially all of PPI's assets), in each case as a result of which the REIT Series D Preferred Shares will be converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), each Series D Preferred Unit will thereafter be exchangeable into the kind and amount of shares of capital stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of REIT Series D Preferred Shares or fraction thereof into which one Series D Preferred Unit was exchangeable immediately prior to such transaction. PPI may not become a party to any such transaction, whether or not any REIT Series D Preferred Shares are then outstanding: (i) which does not preserve the existence of the REIT Series D Preferred Shares or substitute, for the REIT Series D Preferred Shares, securities having substantially the same terms and rights as the REIT Series D Preferred Shares, including with respect to distributions, voting rights and rights upon liquidation, dissolution and winding-up or (ii) if the terms thereof are inconsistent with the foregoing. In addition, so long as a Series D Limited Partner or any of its permitted successors or assigns hold any Series D Preferred Units, as the case may be, PPI shall not, without the affirmative vote of the holders of at least two-thirds of the Series D Preferred Units outstanding at the time: (a) designate or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the REIT Series D Preferred Shares with respect to the payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any authorized shares of PPI into any such shares, or create, authorize or issue any obligations or securities convertible into or evidencing the right to purchase any such shares; (b) issue any Parity Preferred Shares or any obligations or securities convertible into or evidencing the right to purchase any such Preferred Shares, but only to the extent that such Parity Preferred Shares are issued to an Affiliate of the Corporation and such issuance of Parity Preferred Shares is not approved by a majority of the disinterested directors of PPI upon terms no more favorable to such Affiliate than the Corporation would be willing to offer an unrelated party in an arm's length transaction; (c) amend, alter or repeal the provisions of the Articles of Incorporation or bylaws of PPI, whether by merger, consolidation or otherwise, that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the REIT Series D Preferred Shares or the holders thereof; provided, however, that any increase in the amount of authorized Preferred Shares or the creation or issuance of any other series or class of Preferred Shares, or any increase in the amount of authorized shares of each class or series, in each case ranking either (1) junior to the REIT Series D Preferred Shares with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up, or (2) on a parity with the REIT Series D Preferred Shares with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up (provided that such event shall also be approved in accordance with, or meet the requirements of, subparagraph (ii) above, if necessary) shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.


Section 1.8 No Conversion Rights. The holders of the Series D Preferred Units shall not have any rights to convert such Partnership Units into any other class of Partnership Interests or any interest in the Partnership.

Section  1.9      No Sinking Fund.   No sinking fund shall be established for
the retirement or redemption of the Series D Preferred Units.

Section 1.10      Reports. In addition to the reports required pursuant to
Section 9.3 of this Agreement, so long as any Series D Preferred Units are outstanding, the General Partner shall cause to be mailed to each Series D Limited Partner:

A. As soon as available, but in no event later than five Business Days following the date on which PPI files its annual report in respect of a fiscal year on Form 10-K, with the Commission (or, in the event that the Partnership is required under rules and regulations promulgated by the Commission to file with the Commission a Form 10-K separate from PPI's Form 10-K, five Business Days after the filing of such report by the Partnership with the Commission), a complete copy of the Partnership's financial statements for such fiscal year including a balance sheet, income statement and cash flow statement for such fiscal year prepared in accordance with GAAP (except with respect to footnotes); and

B. As soon as available, but in no event later than five Business Days following the date on which PPI files its quarterly report in respect of a fiscal quarter on Form 10-Q, with the Commission (or, in the event the Partnership is required under rules and regulations promulgated by the Commission to file with the Commission a Form 10-Q separate from PPI's Form 10-Q, five Business Days after the filing of such report by the Partnership with the Commission), a complete copy of the Partnership's unaudited quarterly financial statements for such fiscal quarter including a balance sheet, income statement and cash flow statement for such fiscal quarter prepared in accordance with GAAP (except with respect to footnotes).

C. Within 90 days of the close of each taxable year, a final Form K-1 for the prior taxable year.

Section 1.11 Definitions. For purposes of this Exhibit I, The following terms shall have the meanings set forth below:

                  "Closing" shall have the same meaning as ascribed to that term in that certain Contribution Agreement, dated September 3, 1999, by and among The Times Mirror Company, LLC, the Partnership and PPI.

                  "Junior Units" means any class or series of Partnership Interest of the Partnership ranking junior as to the payment of distributions and rights upon voluntary or involuntary liquidation, winding up or dissolution of the Partnership to the Series D Preferred Units.

                  "LLC" means TMCT II, LLC, a Delaware limited liability company.

                  "Parity Preferred Unit" means any class or series of Partnership Interests of the Partnership now or hereafter authorized, issued or outstanding expressly designated by the Partnership to rank on a parity with Series D Preferred Units with respect to distributions or rights upon voluntary or involuntary liquidation, winding up and dissolution of the Partnership. "Partnership Interest" means an ownership interest in the Partnership representing a Capital Contribution by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. The Partnership Interests represented by the Common Units, Series A Preferred Units, Series B Preferred Units and Series C Preferred Units are the only Partnership Interests, are separate classes of Partnership Interest for all purposes of this Agreement, and are Parity Preferred Units with respect to distributions or rights upon voluntary or involuntary liquidation, winding up and dissolution of the Partnership with each other and with the Series D Preferred Units.

                  "Preferred Share" means a share of PPI's preferred stock with such rights, priorities and preferences as shall be designated by the Board of Directors in accordance with the Articles of Incorporation.

                  "Preferred Unit" means a Series D Preferred Unit, and any other Partnership Unit representing a Limited Partnership Interest, with such rights, priorities and preferences as shall be designated by the General Partner pursuant to Section 4.2 other than Common Units.

                  "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.


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

                  "REIT Series D Preferred Share" means a share of 8% Series D Cumulative Redeemable Preferred Stock, par value $.01 per share, liquidation preference $25 per share, of PPI.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                  "Series D Limited Partner" means any Person holding Series D Preferred Units and named as a Series A Limited Partner in Exhibit A attached hereto, as such Exhibit may be amended from time to time, or any Substitute Limited Partner, in such Person's capacity as a Series D Limited Partner in the Partnership.

                  "Series D Preferred Units" means the Partnership's 8% Series D Cumulative Redeemable Limited Partnership Units, with the rights, priorities and preferences set forth herein.

                  "Series D Priority Return" shall mean, an amount equal to 8% per annum, determined on the basis of a 360 day year of twelve 30 day months, and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distributions payable will be based on the ratio of the actual number of days elapsed in such period to ninety (90) days cumulative to the extent not distributed for any given distribution period pursuant to Section 1.2 of this Exhibit I, on the stated value of $25.00 per Series D Preferred Unit, commencing on the date of the issuance of such Series D Preferred Unit.


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